Exhibit 10.30

John Alam

President & CEO

EIP Pharma, Inc.

CONFIDENTIAL AND PERSONAL

January 29, 2019

Kelly Blackburn

112 Grove Street

Medford, MA 02155

Dear Kelly:

EIP Pharma, Inc. (the “Company”) is pleased to raise the amount of your base salary to a rate of $240,000 per annum (the “Base Salary”), payable in semi-monthly installments of $10,000 and subject to applicable deductions and withholdings. This increase will take effect on February 1st 2019 and you will continue to be eligible to earn a target bonus of up to 30% of your Base Salary based on achievement of specified performance objectives, payable in cash, as determined in the sole discretion of the Board of Directors of the Company (the “Board”). This increase in the Base Salary is being accorded based on the recent discussions you and I have had, in which we have agreed that you would increase your time commitment to the company and going forward would devote approximately 80% of your business time and energies to your work for the Company

In addition, subject to the approval of the Board or the Compensation Committee thereof, the Company shall issue to you an non-qualified stock option pursuant to the terms and conditions of the Company’s 2018 Employee, Director and Consultant Equity Incentive Plan to purchase and additional 48,000 shares of Common Stock of the Company (the “Common Stock”), at a price per share equal to the fair market value of one share of Common Stock as of the date of grant (the “Option”). The specific terms and conditions of the Option will be determined by the Board or the Compensation Committee thereof, including an expected four year vesting schedule, with (a) one-quarter (1/4) of the shares underlying the Option vesting on the one year anniversary of February 1st 2019 (the “Initial Vest Date”) and (b) the remaining three-quarters (3/4) of the shares underlying the Option vesting in equal monthly installments beginning after the Initial Vest Date and continuing over the next thirty-six (36) month period, in all cases subject to your continued employment with the Company.

210 Broadway • Suite 201, Second Floor - Cambridge, MA 02139 • O: 617.863.3751

This letter amends the terms in your offer letter dated April 29th, 2018 regarding your base salary and provides an additional stock option grant. All other provisions of that offer letter remain in place.

Very truly yours, /s/ John Alam John Alam President & CEO

ACCEPTED BY:

/s/ Kelly Blackburn

Kelly Blackburn

Date: 29 January 2019

210 Broadway • Suite 201, Second Floor - Cambridge, MA 02139 • O: 617.863.3751